EXHIBIT 99

For Immediate Release

Media Relations:

Charles E. Coleman (626) 304-2014

communications@averydennison.com

Investor Relations:

Cynthia S. Guenther (626) 304-2204

investorcom@averydennison.com

AVERY DENNISON COMMENTS ON

U.S. DEPARTMENT OF JUSTICE ACTIONS

INVOLVING LABEL STOCK INDUSTRY

PASADENA, Calif.—April 14, 2003—Avery Dennison Corporation (NYSE:AVY) today announced that it has been advised that the U.S. Department of Justice is challenging the proposed merger of UPM-Kymmene and the MACtac division of Bemis Co., Inc., on the basis of its belief that certain aspects of the label stock industry are ones “in which competitors have sought to coordinate rather than compete.”

The Company has also been notified that the Department has initiated a criminal investigation into competitive practices in the label stock industry and that the Department will shortly issue a subpoena to the Company in connection with that investigation. Avery Dennison has cooperated with the U.S. government’s related requests for information in connection with the proposed UPM-Kymmene/MACtac acquisition which the Department is challenging in court, and expects to cooperate fully with the new inquiry.

The Department has made no specific allegation against Avery Dennison. The Company considers the label stock industry to be highly competitive and Avery Dennison is dedicated now, as it has always been, to meeting customer demands on the basis of quality, performance and price. “Avery Dennison takes its legal and ethical obligations very seriously and attempts at all times to act in accordance with both,” said Robert G. van Schoonenberg, executive vice president, general counsel and secretary of Avery Dennison.

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2002 sales of $4.2 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag and labeling systems, and specialty tapes and chemicals.

Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials, foreign exchange rates, worldwide and local economic conditions, successful integration of new acquisitions, financial condition and inventory strategies of customers, acceptance of new products, fluctuations in demand affecting sales to customers and other matters referred to in the Company’s SEC filings.